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                                                                    EXHIBIT 2.1

         AMENDMENT NO. 1, dated as of July 14, 2000 (this "Amendment"), to the Purchase Agreement (the "Purchase Agreement"), dated as of February 9, 2000 by and among FLOWSERVE CORPORATION, a New York corporation ("Buyer 1"), FLOWSERVE RED CORPORATION, a Delaware corporation ("Buyer 2"), IDP ACQUISITION, LLC, a Delaware limited liability company ("Seller 1"), and INGERSOLL-RAND COMPANY, a New Jersey corporation ("Seller 2").

                              W I T N E S S E T H:
                              -------------------

         WHEREAS, pursuant to the Purchase Agreement, Buyer 1 and Buyer 2 have agreed to purchase the partnership interests owned by Seller 1 and Seller 2 in Ingersoll-Dresser Pump Company, a Delaware general partnership (the "Partnership"). All terms not defined herein shall have the meanings given them in the Purchase Agreement;

         WHEREAS, Buyer 1, Buyer 2, Seller 1 and Seller 2 desire to amend certain provisions of the Purchase Agreement as provided herein;

         WHEREAS, pursuant to Section 6.4(h) of the Purchase Agreement the parties have agreed to use their reasonable efforts to develop a plan to enable Buyer 1 and Buyer 2 or any of their affiliates to purchase outside of the United States stock or assets of any Subsidiaries of the Partnership outside of the United States (a "Direct Purchase") and to enter into such agreements as are necessary to implement any such plans for a Direct Purchase;

         WHEREAS, pursuant to Section 6.4(i) of the Purchase Agreement the parties have agreed to develop a plan for the distribution of cash by the Partnership Group to Seller 1 and Seller 2 and for the restructuring of the businesses so as to allow for an election (A) by the buyer and the seller of Alternate Energy (as such term is defined herein) under section 338(h)(10) of the Code, and (B) by the buyer of (i) IDP UK (as such term in defined herein),
(ii) Deutsche Worthington GmbH, (iii) Deutsche Ingersoll-Dresser Pumpen GmbH and
(iv) Ingersoll-Dresser Pumps S.p.A under section 338(g) of the Code;

         WHEREAS, the parties desire to engage in Direct Purchases of the above-mentioned entities pursuant to the terms and conditions of Section 6.4(h) of the Purchase Agreement;

         WHEREAS, the parties desire to reflect the cash distribution and restructuring arrangements in an agreement as contemplated by Sections 6.4(h) and 6.4(i) of the Purchase Agreement; and

         WHEREAS, the parties desire to effect certain other amendments to the Purchase Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants, representations and obligations hereinafter set forth, it is hereby agreed as follows:



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                                    ARTICLE I

        The Purchase Agreement is hereby amended as set forth in this Article I:

         1. Section 1.1(b) of the Purchase Agreement is hereby amended as follows:

            (a) The words "or one of its designated affiliates" are hereby inserted after the words "Seller 2".

            (b) The words "or one of its designated affiliates'" are hereby inserted after the words "Seller 2's".

         2. Section 1.1 of the Purchase Agreement is hereby amended by inserting the following subsections after Section 1.1(b) therein:

            "(c) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller 2 shall sell, assign and transfer to Buyer 1 or one of its designated affiliates, all of Seller 2's right, title and interest in and to the issued and outstanding capital stock of IDP Alternate Energy Company, a Delaware corporation ("Alternate Energy"), free and clear of all Encumbrances (the "Alternate Energy Shares"), other than such as may be created by or on behalf of either of the Buyers.

            (d) On the Closing Date and subject to the terms and conditions set forth in this Agreement, Seller 1 shall sell, assign and transfer to Buyer 1 or one of its designated affiliates, all of Seller 1's right, title and interest in and to the issued and outstanding capital stock of Ingersoll-Dresser Pumps (UK) Ltd., an English corporation ("IDP UK"), free and clear of all Encumbrances (the "IDP UK Shares"), other than such as may be created by or on behalf of either of the Buyers.

            (e) On the Closing Date (as a first step and subject to the completion of the Closing) and subject to the terms and conditions set forth in this Agreement, Sellers shall cause the Partnership to sell, assign and transfer to Buyer 1 or one or more of its designated affiliates, all of the Partnership's right, title and interest in and to the issued and outstanding capital stock of the following Subsidiaries, free and clear of all Encumbrances (the "European Subsidiaries Shares", together with the Alternate Energy Shares and the IDP UK Shares, the "Shares"), other than such as may be created by or on behalf of either of the Buyers: (i) Deutsche Worthington GmbH, (ii) Deutsche Ingersoll-Dresser Pumpen GmbH and (iii) Ingersoll-Dresser Pumps S.p.A (collectively, the "European Subsidiaries").

         3. Section 1.2(a) of the Purchase Agreement is hereby amended by as follows:

            The words "two hundred sixty million nine hundred five thousand and four hundred dollars ($260,905,400)" are hereby inserted in replacement for the words "three hundred seventy nine million seven hundred and fifty thousand dollars ($379,750,000) to Seller 1".


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         4. Section 1.2(b) of the Purchase Agreement is hereby amended as follows:

            The words "two hundred seventy one million five hundred fifty four thousand and six hundred dollars ($271,554,600) to Seller 2 or one of its designated affiliates" are hereby inserted in replacement for the words "three hundred ninety five million two hundred fifty thousand dollars ($395,250,000)".

         5. Section 1.2 of the Purchase Agreement is hereby amended as follows:

            The word "Partnership" is hereby inserted before the words "Purchase Price".

         6. Article I of the Purchase Agreement is hereby amended by inserting the following subsections after Section 1.2(b) therein:

            "(c) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the Alternate Energy Shares and the IDP UK Shares, Buyer 1 or any of its designated affiliates shall pay the following amounts in cash: (a) $52,080,000 to Seller 2 for the Alternate Energy Shares (the "Alternate Energy Purchase Price") and (b) $72,500,000 to Seller 1 for the IDP UK Shares (the "IDP UK Purchase Price").

            (d) On the Closing Date (as a first step and subject to the completion of the Closing) and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment and transfer of the European Subsidiaries Shares, Buyer 1 or any of its designated affiliates shall pay the following amounts in cash: $1, $24,259,999, and $93,700,000, respectively, to such of the Sellers as the Partnership may designate in writing (and such payments shall be deemed distributions or reductions of capital) for the shares of (i) Deutsche Worthington GmbH, (ii) Deutsche Ingersoll-Dresser Pumpen GmbH and (iii) Ingersoll-Dresser Pumps S.p.A (in the aggregate, the "European Subsidiaries Purchase Price", and together with the Alternate Energy Purchase Price and the IDP UK Purchase Price being the "Section 338 Purchase Price").

            (e) The sum of the Section 338 Purchase Price and any liabilities assumed by the Buyers or their designated affiliates shall be allocated among the assets of Alternate Energy, IDP UK and the European Subsidiaries, respectively, as of the Closing in accordance with relevant provisions under the Code. Any subsequent adjustments to the sum of the Section 338 Purchase Price and any liabilities assumed by the Buyers or their designated affiliates shall be reflected in the allocation hereunder in a manner consistent with the Code and the Treasury Regulations promulgated thereunder.

            (f) Notwithstanding the above, the Buyers and the Sellers recognize that the Partnership Purchase Price, the Alternate Energy Purchase Price, the IDP UK Purchase Price, and the European Subsidiaries Purchase Price (collectively, the "Purchase Price") as set forth in this Agreement represent good faith estimates of such amounts and agree that, prior to Closing, the parties shall cooperate with one another and use their reasonable best efforts to make final


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determinations of each of such amounts based on the relative values of the
Alternate Energy Shares, the IDP UK Shares and the European Subsidiaries Shares as reflected in the most recent valuation report prepared by American Appraisals; provided, however, that, in any final determination of such amounts made by the parties, the Purchase Price shall equal $775,000,000 in the aggregate."

         7. The introductory paragraph to Section 1.3 of the Purchase Agreement is hereby deleted in its entirety and replaced with the following new introductory paragraph:

            "1.3 The Closing. Unless this Agreement shall have been terminated and the transactions contemplated herein shall have been abandoned pursuant to
Article VII, subject to Articles IV and V, the closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017 on the third business day following the satisfaction or waiver of all of the conditions set forth in the Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by the Sellers and Buyers; provided, however the Closing Date shall not be later than October 31, 2000. The Buyers may defer the Closing Date if all conditions to Closing set forth in
Article IV and Article V have been satisfied or waived (the "Extension Start Date") and the Buyers do not have sufficient funds available to enable Buyers to complete the transactions contemplated by this Agreement until a date that is not later than the earlier of (i) the date financing is completed and (ii) October 31, 2000 (such deferral period, the "Extension Period"). In the event the Extension Period is utilized, the Buyers shall pay to Sellers at Closing, interest on the Purchase Price at a rate equal to LIBOR (as defined below) plus four percent (4%) during the Extension Period; provided, however, that interest under this Section 1.3 shall not accrue for a period of four (4) weeks during the Extension Period (a "Grace Period"); provided further, however, that if financing is not completed by July 31, 2000 then in addition to a Grace Period, interest under this Section 1.3 shall not accrue during the month of August 2000 (such month being the "August Grace Period"); provided further, however, that the Grace Period shall be tolled during the August Grace Period. In the event that the Extension Start Date occurs in August 2000 then interest under this
Section 1.3 shall not accrue during such calendar month and the Grace Period shall apply to the period starting September 1, 2000. "LIBOR" means the London interbank offered rate for one-month, U.S. dollar deposits appearing on Dow Jones Market Service page 3750 (or any successor page). In the event Buyers fail to perform their obligation to close solely due to the fact that Buyers do not have sufficient funds available to enable Buyers to complete the transactions contemplated by this Agreement, Sellers shall not be entitled to specific performance and Buyers' damages to Sellers as a result thereof, if any, shall not exceed fifty million dollars ($50,000,000).".

         8. Section 1.3(a) of the Purchase Agreement is hereby amended as follows:

            (a)  Deleting the word "and" in the last line of subsection (a)(ii);

            (b) Replacing the punctuation mark "." in the last line of subsection (a)(iii) with the following: "; and"; and

            (c) by inserting the following new subsection (a)(iv) after subsection (a)(iii): "(iv) stock certificates evidencing the Shares duly endorsed in blank, or


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                 accompanied by stock powers duly executed in blank (or other stock transfer forms appropriate in the applicable jurisdiction to evidence the transfer of the Shares), in form reasonably satisfactory to the Buyers and with all required stock transfer tax stamps affixed.".

         9. Section 1.4 of the Purchase Agreement is hereby amended by (i) deleting the word "and" before the words "in Buyer 2" and (ii) adding the words "and in Buyer 1 or its designated affiliates good and valid title to the Alternate Energy Shares, the IDP UK Shares and the European Subsidiaries Shares, respectively."

         10. Article II of the Purchase Agreement is hereby amended by inserting the following Section after Section 2.3 therein:

            "2.3(A). The Shares. (a) Schedule 2.2 of the Disclosure Schedule sets forth the number of outstanding shares of capital stock of Alternate Energy, IDP UK and each of the European Subsidiaries, the names of the holders thereof and the number and percentage of Alternate Energy Shares, IDP UK Shares, European Subsidiaries Shares owned by each such holder; provided, however, that, as of the Closing Date (i) Seller 1 shall be the holder 100% of the IDP UK Shares and (ii) Seller 2 shall be the holder of 100% of the Alternate Energy Shares. The Alternate Energy Shares, the IDP UK Shares and the European Subsidiaries Shares represent all of the issued and outstanding shares of capital stock of Alternate Energy, IDP UK and the European Subsidiaries, respectively.

            (b) The Shares are duly authorized, validly issued and outstanding, fully paid and nonassessable. The Shares have not been issued in violation of, and are not subject to, any preemptive rights, and there are no outstanding convertible or exchangeable securities, calls or options relating to the Shares or that may require Seller 1, Seller 2, Alternate Energy, IDP UK or any of the European Subsidiaries to issue to any Person any shares of any of its respective capital stock. There are no voting trusts or other agreements restricting the voting, dividend rights or disposition of the Shares. There are no outstanding contractual obligations of Seller 1, Seller 2, the Partnership, Alternate Energy, IDP UK or any of the European Subsidiaries requiring them to repurchase, redeem or otherwise acquire any Shares or make any loan to or capital contribution in any other Person.

            (c) Each of Seller 2, Seller 1 and the Partnership has good and marketable title to the Alternate Energy Shares, the IDP UK Shares and the European Subsidiaries Shares, respectively, and owns beneficially and of record, in each case, free and clear of all Encumbrances, the Alternate Energy Shares, the IDP UK Shares and the European Subsidiaries Shares, respectively, and such good and marketable title to the Shares shall be transferred to Buyer 1 and Buyer 2 or any of their designated affiliates, as the case may be, on the Closing Date free and clear of all Encumbrances."

         11. [INTENTIONALLY OMITTED]

         12. Section 4.7 of the Purchase Agreement is deleted in its entirety and replaced by the following new Section 4.7:


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            "4.7 Corporate Guarantees and Letters of Credit. The Buyers shall have delivered one or more unsecured corporate guarantees in favor of the Sellers to guarantee obligations of the Sellers under all commercial letters of credit, standby letters of credit, guarantees, bank guarantees, comfort letters, indemnity bonds and other credit support instruments issued by the Sellers on behalf of the Partnership Group prior to the Closing Date and outstanding and unexpired as of the Closing Date ("Seller Credit Support Instruments"). Sellers shall use their reasonable best efforts to provide a list of such Seller Credit Support Instruments to the Buyers at or prior to the Closing. Such corporate guarantees shall be in form and substance reasonably satisfactory to the Sellers and shall be in an aggregate face amount representing the aggregate amount under the Seller Credit Support Instruments. Notwithstanding the foregoing, the Buyers shall assume all commercial letters of credit, standby letters of credit, guarantees, bank guarantees, indemnity bonds and other credit support instruments issued by any member of the Partnership Group prior to the Closing Date and outstanding and unexpired as of the Closing Date.

         13. Section 5.11 of the Purchase Agreement is hereby deleted in its entirety.

         14. Section 6.3(a) of the Purchase Agreement is hereby amended by inserting the following in replacement of the last two sentences thereof:

            "Buyers agree to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by the Department of Justice with respect to consummation of the transactions contemplated by this Agreement so as to enable the Closing to occur as soon as reasonably possible, including, without limitation, proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Buyers or the Partnership Group (or their respective subsidiaries) or otherwise take or commit to take actions that limit their freedom of action with respect to, or their ability to retain, any of the businesses, product lines or assets of the Buyers or the Partnership Group (or their respective subsidiaries), as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing."

         15. Section 6.6(a)(ii)(B) of the Purchase Agreement is hereby deleted in its entirety and replaced with the following new Section 6.6(a)(ii)(B):

            "(B) As of the Closing Date, Seller 2 shall assume each U.S. Partnership Group Plan that is a qualified defined benefit pension plan (the "Assumed Pension Plans"), and shall assume as employer thereunder the assets and liabilities accrued through the Closing Date with respect to the Assumed Pension Plans. Notwithstanding the foregoing, Buyers shall indemnify and hold harmless Seller 2 and each Assumed Pension Plan, for any and all liability arising out of or in connection with the "rule of 75/80" benefit (including any shut-down benefits) (the "75/80 Benefit") under the Assumed Pension Plans, regardless of whether such liability relates to periods of service before, on or after the Closing Date; provided, however, that until the first anniversary of the Closing Date, Seller 2 shall be responsible for all enhanced pension benefits (but not post-retirement welfare, severance or other benefits) payable through the Assumed


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Pension Plans arising out of or in connection with the 75/80 Benefit under the
Assumed Pension Plans, regardless of whether such liability relates to periods of service on or before the Closing Date; provided further that if prior to the Closing Date Sellers terminate employees triggering 75/80 Benefit liability, Sellers, and not Buyers, shall be solely responsible for such 75/80 Benefit liability. In addition, Seller 2 shall, immediately prior to the Closing Date, credit all Partnership Employees at the Liberty Corner, Huntington Park and Phillipsburg facilities who participate in the Assumed Pension Plans and who have not retired or otherwise terminated their employment as of the Closing Date with one additional year of service credit for purposes of determining the amount of accrued benefits only. As of the Closing Date, the Partnership Employees shall cease to accrue benefits under the Assumed Pension Plans and shall be fully vested in all benefits accrued as of such date, and such Assumed Pension Plans shall be frozen for all purposes. As of the Closing Date, Buyers shall, or shall cause the Partnership Group to, establish replacement pension plans (the "New Pension Plans") for Partnership Employees who are not at the Liberty Corner, Huntington Park or Phillipsburg facility (the "Participating Employees"), which New Pension Plans, in the case of Union Employees (as defined below) shall be on terms substantially identical to the corresponding Assumed Pension Plan. Buyers or the Partnership Group, as appropriate, shall credit all service with the Partnership Group or Sellers prior to the Closing Date that was recognized under the Assumed Pension Plans (i) for purposes of vesting and eligibility under the New Pension Plans established for Participating Employees other than Union Employees and (ii) for all purposes under the New Pension Plans applicable to Union Employees (including, without limitation, eligibility, vesting, benefit accrual and entitlement to any benefits or benefit enhancements); provided, however, that any benefits payable under the New Pension Plans shall be reduced by benefits payable under the Assumed Pension Plans with respect to the periods of service prior to the Closing Date. Buyers shall indemnify and hold harmless Sellers for any and all liability arising from or in connection with the adoption, implementation and operation of the New Pension Plans. Except as specifically provided above with respect to certain liabilities arising out of or in connection with the 75/80 Benefit triggered on or following the first anniversary of the Closing Date, Sellers shall indemnify and hold Buyers harmless for any and all liabilities arising from or in connection with the Assumed Pension Plans, including, without limitation, any liabilities for accrued benefits under such plans or benefits relating to service credit granted to Partnership Employees employed at the Liberty Corner, Huntington Park and Phillipsburg facilities pursuant to this Section 6.6(a)(ii)(B)."

         16. Section 6.13(c) of the Purchase Agreement is hereby amended by deleting all of the existing text in the paragraph that follows the first sentence thereof, and by inserting the following after the first sentence:

         "The Sellers' maximum liability pursuant to the foregoing sentence shall be $5 million; provided, that if the Buyers utilize any portion of the August Grace Period and the Closing occurs after August 13, 2000, such maximum liability shall be reduced to $3 million. The Sellers acknowledge and agree that, in exchange for the Buyers' agreement to cap the Sellers' obligations pursuant to this Section 6.13 at such maximum liability amount, the Buyers shall have the right, at the Sellers' expense up to such maximum


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         liability amount, to control, undertake and manage any response action to any Identified Environmental Liability without any involvement by the Sellers and the Sellers shall pay any invoice for such response action promptly after receipt thereof from the Buyers. Nothing herein is intended nor shall be construed to limit or affect in any way the Sellers' environmental obligations set forth in any other Section of this Agreement, including, without limitation, Section 6.12 and Section 8.1(a)."

         17. Article VI of the Purchase Agreement is hereby amended by inserting the following Section after Section 6.18 therein:

            "6.19 Distributions.

            (a) Bank Loans. On and as of the Closing Date, each Subsidiary of the Partnership shall have repaid in full all bank loans.

            (b) Intercompany Loans. The Partnership, certain of its Subsidiaries and Alternate Energy and IDP UK and their respective direct and indirect subsidiaries have made direct loans to Seller 1 or Seller 2 and certain affiliates of Seller 1 or Seller 2 (the "Intercompany Loans"). Prior to the Closing Date, all the Intercompany Loans, excluding U.S.$3 million of the balance of an Intercompany Loan from a Subsidiary in Austria (the "Austrian Loan"), shall either have been (i) repaid, (ii) distributed as a dividend or a reduction of capital by the relevant Subsidiary to the Partnership at book value or (iii) distributed as a dividend or a reduction of capital to Seller 1 or Seller 2, as appropriate, at book value (in all cases net of any applicable withholding tax on such amount transferred). Any Intercompany Loans that were thus distributed to the Partnership shall have been distributed to Seller 1 or Seller 2 at book value (converted to U.S. dollars at the "spot rate" as of the date of distribution) as a proportionate reduction of Seller 1's and Seller 2's capital accounts in a total amount equal to the total U.S. dollar amount of the Intercompany Loans distributed. Seller 1 and Seller 2 shall have caused each distributing Subsidiary, Alternate Energy and IDP UK to withhold the full amount of applicable withholding tax on each distribution and to remit such amount to the appropriate tax authority.


            (c) Partnership Distribution. As contemplated by Section 6.1(c)(iii) hereof, prior to the Closing Date, the Partnership shall have distributed to the Sellers as a capital account reduction the amounts owed by the Sellers to the Partnership.

            (d) Refunds. Notwithstanding any provision of this Section 6.19 to the contrary, as reasonably requested by the Sellers, Buyers shall, or shall cause their affiliates to, file a claim for refund of any withholding tax paid as a result of the distributions made pursuant to this Section 6.19, and Buyers or their affiliates shall remit such refunds, including any interest (only to the extent interest was paid by the tax authority) as soon as practicable to Sellers. Any costs incurred by Buyers in connection with an act performed pursuant to this Section 6.19(b) shall be borne by Sellers.

            6.20 Cash Adjustment. (a) Within thirty (30) days after the Closing Date, Buyer 1 will prepare, or cause to be prepared, a statement (the "Cash Statement") of the amount


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of cash as of the Closing Date in accounts of non-U.S. Subsidiaries of the
Partnership (the "Cash Amount", which amount shall include the amount of outstanding checks of such Subsidiaries as of the Closing Date).

            (b) Seller 2 shall, within thirty (30) days after the delivery by Buyer 1 of the Cash Statement and calculation of the Cash Amount, complete its review of the Cash Statement and the calculation of such Cash Amount. In the event that Seller 2 disagrees with the calculation of such Cash Amount, it shall so inform Buyer 1 in writing (the "Objection"), setting forth a specific description of the basis of the Objection, the adjustments to the Cash Amount which Seller 2 believes should be made, and Seller 2's calculation of the Cash Amount on or before the last day of such 30-day period. Failure to so notify Buyer 1 shall constitute acceptance and approval of Buyer 1's calculation of the Cash Amount. Buyer 1 shall then have 10 days from the date it receives the Objection to review and respond to the Objection. If Seller 2 and Buyer 1 are unable to resolve all of their disagreements with respect to the determination of the foregoing items within 30 days following the completion of Buyer 1's review of the Objection, after having used their good faith efforts to reach a resolution, they shall refer their remaining differences to a mutually agreed independent accounting firm of recognized international standing (the "CPA Firm"), who shall determine on a basis consistent with the requirements of this
Section 6.20 whether and to what extent, if any, the Cash Amount reflected in the Cash Statement requires adjustment. Seller 2 and Buyer 1 shall request the CPA Firm to use its best efforts to render its determination within 30 days. The CPA Firm's determination shall be conclusive and binding upon Sellers and Buyers. Sellers and Buyers shall make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the parties' respective accountants) and supporting documentation relating to the Cash Statement, the calculation of the Cash Amount and all other items reasonably requested by the CPA Firm. The applicable Cash Amount (the "Final Cash Amount") shall ultimately be equal to (i) the Cash Amount in the event that (x) no Objection is delivered to Buyer 1 during the 30-day period specified above, or
(y) Seller 2 and Buyer 1 so agree, (ii) the Cash Amount, adjusted in accordance with the Objection in the event that Buyer 1 does not respond to the Objection within the 10-day period following receipt by Buyer 1 of the Objection, or (iii) the applicable Cash Amount, as adjusted by either (x) the agreement of Seller 2 and Buyer 1 or (y) the CPA Firm. All fees and disbursements of the CPA Firm, if any, shall be shared equally by Sellers and Buyers.

            (c) On the Closing Date, Seller 2 shall cause the Austrian Loan to be repaid in full. If the sum of the Final Cash Amount and the amount of principal repaid on the Austrian Loan (the "Total Cash Amount") is less than the local currency equivalent of U.S.$25,000,000, with local currencies converted into U.S. dollars at the "spot rate" as of the Closing Date (the "Base Cash Amount"), Seller 2 shall promptly pay to Buyer 1 (or an affiliate of Buyer 1 as Buyer 1 may designate) an amount in U.S. dollars equal to the excess of the Base Cash Amount over the Total Cash Amount. If the Total Cash Amount is greater than the Base Cash Amount, Buyer 1 shall promptly pay to Seller 2 an amount in U.S. dollars equal to the excess of the Total Cash Amount over the Base Cash Amount. Notwithstanding anything to the contrary herein, any and all payments to be made pursuant to this 6.20(c) shall be (i) increased by the imposition of interest on such payment at a rate of LIBOR (as defined in Section 1.3 herein) plus 2 percent (2%), calculated from the Closing Date to the date such payment is made, and (ii) made free and clear of any withholding of any nature whatsoever; if any withholding is required by law, the


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payor shall pay additional amounts so that the cash amount actually received by the payee is equal to the amount such payee would have received if no withholding was imposed.

            6.21 Sections 338(g) and 338(h)(10) Elections. The Sellers and Buyers shall make elections under Sections 338(g) and 338(h)(10) of the Code with respect to the sale of Alternate Energy, IDP UK and each of the European Subsidiaries (and in taking all steps necessary to effectuate the same, including, for example, including Alternate Energy as a member of Seller 2's U.S. consolidated group for U.S. federal income tax purposes from March 30, 2000 to the Closing Date) and any similar election as may be available under applicable state or local laws.

         18. Section 7.1(b) of the Purchase Agreement is hereby amended as follows:

            (a) Replacing the words "June 30" with "October 31" in the first line thereof.

            (b) Replacing the words "on or before June 30, 2000" in the last line thereof with the words "(including, without limitation, those contained in Section 6.3(a) hereof) on or before October 31, 2000".

         19. Section 7.1(c) of the Purchase Agreement is hereby amended by replacing the words "June 30" with the words "October 31" in the first and last lines thereof.

         20. Section 7.2(c) of the Purchase Agreement is hereby amended by inserting the words "(including without limitation, those contained in Section 6.3(a) hereof)" after the words this Agreement in the last line thereof.

         21. Article IX of the Purchase Agreement is hereby amended by inserting the following Section after Section 9.1 therein:

            "9.1(A) Transition Services. For a period commencing on the Closing Date and ending on December 31, 2000 (subject to the earlier termination on at least 10 calendar days prior written notice by Buyer 1 or Buyer 2 to Seller 1 or Seller 2) the Sellers will (i) provide the transition services described in
Schedule 9.1(A) hereto to the Buyers at no cost and (ii) assume all costs of and expenses incurred by third party benefit providers in connection with such transition services with respect to the Buyers.".

                                   ARTICLE II

         The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. Nothing in this Amendment shall waive or be deemed to waive or modify (except as expressly set forth herein) any rights or obligations of any of the parties under the Purchase Agreement. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. This Amendment may be executed in one or more counterparts each of which shall be deemed to be an original by the parties executing such counterpart, but all of which shall be considered one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                              FLOWSERVE CORPORATION



                              By:
                                 ----------------------------------------------
                                 Name:
                                 Title:



                              FLOWSERVE RED CORPORATION



                              By:
                                 ----------------------------------------------
                                 Name:
                                 Title:


                              INGERSOLL-RAND COMPANY



                              By:
                                 ----------------------------------------------
                                 Name:
                                 Title:


                              IDP ACQUISITION, LLC

                              By:      Ingersoll-Rand Company
                                       (As its Sole Member)



                              By:
                                 ----------------------------------------------
                                 Name:
                                 Title:

                                                                Schedule 9.1(A)

                               TRANSITION SERVICES

     o      Benefit Advisory Services

     o      Handling ongoing benefits administration

     o      Use of computer operating systems

     o Support for certain members of the Partnership Group employing employees of Ingersoll-Rand Company, including, without limitation, IDPSA

     o Continuing payroll and disbursement management operations (payables) for members of the Partnership Group

     o Maintenance of the carfleet management for members of the Partnership Group

     o Use of the financial consolidation packaged utilized by the Partnership Group